Exhibit 99.1

Tribune Publishing Announces $1.50 Per Share Special Cash Dividend

Dividend Payable on July 2, 2019 to Shareholders of Record on June 12, 2019

CHICAGO, May 30, 2019 — Tribune Publishing Company (NASDAQ: TPCO) today announced that its Board of Directors has declared a special cash dividend of $1.50 per share, or approximately $56 million in the aggregate. The dividend will be payable on July 2, 2019 to Tribune Publishing common stock shareholders of record as of the close of business on June 12, 2019. The special dividend will be funded through existing cash on hand.

David Dreier, Tribune Publishing Chairman commented, “Over the past year, we have taken advantage of opportunities to sell assets at favorable prices. This has allowed us to eliminate debt and reduce pension liabilities. The payment of a special cash dividend underscores the Company’s financial strength and commitment to returning capital to shareholders.”

Timothy P. Knight, Tribune Publishing Chief Executive Officer and President added, “Today’s announcement also reflects our confidence in future performance as we continue investing in our award-winning journalism, building our digital subscribership, and enhancing our platform for advertisers. We believe these investments allowed us to deliver long-term value for our shareholders.”

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

About Tribune Publishing Company

Tribune Publishing (NASDAQ: TPCO) is a media company rooted in award-winning journalism. Headquartered in Chicago, Tribune Publishing operates local media businesses in eight markets with titles including the Chicago Tribune, New York Daily News, The Baltimore Sun, Orlando Sentinel, South Florida’s Sun-Sentinel, Virginia’s Daily Press and The Virginian-Pilot, The Morning Call of Lehigh Valley, Pennsylvania, and the Hartford Courant.

In addition to award-winning local media businesses, Tribune Publishing operates national and international brands such as Tribune Content Agency and The Daily Meal, and is the majority owner of the product review website BestReviews.

Our brands are committed to informing, inspiring and engaging local communities. We create and distribute content across our media portfolio, offering integrated marketing, media, and business services to consumers and advertisers, including digital solutions and advertising opportunities.

Investor Relations Contact:

Terry Jimenez

Tribune Publishing, EVP/CFO

312.222.5787

tjimenez@tribpub.com

Media Contact:

Tilden Katz

Tribune Publishing Corporate Communications

312.606.2614

tilden.katz@fticonsulting.com